Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

RESTATED CERTIFICATE

OF INCORPORATION

OF

CLEAN DIESEL TECHNOLOGIES, INC.

Clean Diesel Technologies, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby does certify:

FIRST: The name of the corporation is Clean Diesel Technologies, Inc. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on January 19, 1994. A Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on March 21, 2007 (the “Restated Certificate”). A Certificate of Amendment to the Restated Certificate was filed with the Secretary of State of Delaware on June 15, 2007. A second Certificate of Amendment to the Restated Certificate was filed with the Secretary of State of Delaware on October 14, 2010.

SECOND: That the Board of Directors of the Corporation on March 8, 2012 duly adopted resolutions setting forth a proposed amendment of the Restated Certificate, as heretofore amended, declaring said amendment to be advisable and in the best interests of the Corporation, and authorizing the distribution of a resolution to the stockholders of the Corporation for consideration thereof.

THIRD: That a majority of the stockholders of the Corporation entitled to vote thereon, at the annual meeting of the shareholders held on May 23, 2012, voted to authorize said amendment in accordance with the provisions of Section 211 of the General Corporation Law of the State of Delaware.

FOURTH: That the said amendment was duly adopted in accordance with the applicable provisions of Sections 211, 222 and 242 of the General Corporation Law of the State of Delaware. The Restated Certificate is hereby amended as follows:

The introductory paragraph of Article 4 is hereby deleted in its entirety and replaced with the following:

“4. The Corporation shall have authority to issue the total number of Twenty Four Million One Hundred Thousand (24,100,000) Shares of the par value of $0.01 per share, amounting in the aggregate to Two Hundred Forty One Thousand Dollars ($241,000), and of such shares, Twenty Four Million (24,000,000) shall be designated as Common Stock and One Hundred Thousand (100,000) shall be designated as preferred stock.”

FIFTH: The Restated Certificate is hereby ratified and confirmed in all other respects.

IN WITNESS WHEREOF, this Corporation has caused this Certificate to be duly executed this 23rd day of May, 2012.

CLEAN DIESEL TECHNOLOGIES, INC.

By:	/s/ Rori M. Ridley
	Name:	Rori M. Ridley
	Title:	General Counsel and Secretary